Exhibit 99.1

Sonida Enhances Executive Team and Board to Support Company Growth

Max Levy appointed Chief Investment Officer in newly created role

Lilly H. Donohue, a long-time senior living industry executive, to join Board of Directors

DALLAS, Texas – May 10, 2024, Sonida Senior Living, Inc. (“Sonida” or the “Company”) (NYSE: SNDA), a leading owner-operator and investor in communities and services for seniors, today announced the appointment of Max Levy to the newly created role of Chief Investment Officer (“CIO”). In addition, the Company also announced today that Lilly H. Donohue will be appointed to the Board.

As CIO and a member of the executive committee, Mr. Levy, who is transitioning to Sonida from his role as a Principal at Conversant Capital (“Conversant”), the Company’s largest shareholder, will leverage his deep M&A and senior living underwriting experience to lead the overall coordination and oversight of Sonida’s already rigorous investment process and multi-faceted sourcing strategy. The Company’s inorganic growth strategy aims to further upgrade and modernize its portfolio through densification to fully leverage operating scale and efficiencies through new balance sheet acquisitions and joint ventures. With his new role, Mr. Levy, who has served as a Director since 2021, will step down as a member of the Board of Directors (the “Board”), and assume his new role effective June 1, 2024.

“Every stage in Max’s career has increased his investment management acumen and responsibility, ensuring he is extremely well-suited for this significant role,” said Brandon Ribar, President and Chief Executive Officer. “He is an accomplished real estate investor with extensive capital markets expertise and is already a well-respected next-generation leader and colleague at Sonida.”

“As Brandon and I discussed the search for a CIO to lead the next phase of Sonida’s growth, we determined that there is no better person than Max for this role,” said Michael Simanovsky, Managing Partner of Conversant. “We look forward to continuing to partner with and support Max as he executes Sonida’s strategic plan.”

Max Levy has been a Principal at Conversant since 2020. At Conversant, Mr. Levy leads investments across several sectors, including healthcare real estate, in both public and private markets. From 2015 to 2020, Mr. Levy was an Analyst at The Baupost Group where he focused on real estate investments in North America and Europe. During this time, Mr. Levy was responsible for sourcing and evaluating equity and debt investments in all property types in both private real estate and public securities. Before joining Baupost, Mr. Levy began his career as an investment banking Analyst for Hentschel & Company, a boutique real estate advisory firm, where he assisted public REITs and private real estate companies on mergers, acquisitions, and capital raising. Mr. Levy served as Director of Sonida Senior Living since 2021 and currently serves on the board of Crossroads Impact, a U.S.-based impact lender. He received a B.A. in Intellectual History from the University of Pennsylvania where he graduated summa cum laude and was elected to Phi Beta Kappa.

Lilly H. Donohue, who is joining the Board, is currently President and CEO of Everstory Partners (formerly StoneMor Inc.). Ms. Donohue most recently served as the CEO of Holiday Retirement, the largest independent senior living owner and operator in the United States with over 300 communities in 46 states. During her tenure at Holiday, she led the organization to become the first senior living company to be certified as a Great Place to Work in 2018 and has been named Great Place to Work for four consecutive years (2018-2021). Prior to Holiday, Lilly was responsible for setting up Fortress Investment Group’s China investment office and was the President of Fortress Investment Group China. During her time in China, Ms. Donohue also built the leading senior living company and home care business (Starcastle (Xingbao) Senior Living) in Shanghai, China for Fortress Investment Group and was the CEO of Starcastle from its inception in 2013. Before moving to China in 2011, Lilly was a managing director and member of the management committee at Fortress Investment Group since its inception in May 1998. Prior to Fortress, Lilly started her career at BlackRock Financial Management Inc. in May 1992 to May 1997 where she was involved in all facets of raising capital, investing and managing BlackRock Asset Investors, a private equity fund.

“We are pleased to welcome an industry veteran of Lilly’s caliber to the Sonida Board. I am very confident that Lilly’s track record and extensive executive leadership experience in the senior living sector will bring immediate, thoughtful and impactful contributions to Sonida and its growth aspirations,” said David W. Johnson, Chairman of the Board. “The diversity of background and perspective she brings will be an invaluable asset in furthering Sonida’s strategy and reinforcing its focus on delivering long-term shareholder value.”

Lilly received a Bachelor of Science in Business Administration from Boston University. Ms. Donohue currently serves on the Dean’s Advisory Board of Boston University’s Questrom School of Business and the Senior Living Management Advisory Board of University of Central Florida’s Rosen College of Hospitality Management.

As a matter of practice, the Board of Directors regularly evaluates its composition and considers how it can maintain the appropriate mix of skills, qualifications and diversity of backgrounds to best oversee the business and long-term strategy of the Company. Following the appointment of Ms. Donohue, the Board will comprise of 9 directors and will include a Conversant Capital appointed director replacing Max Levy, pursuant to its Shareholder Rights Agreement.

About Sonida

Dallas-based Sonida Senior Living, Inc. is a leading owner-operator and investor in independent living, assisted living and memory care communities and services for senior adults. The Company provides compassionate, resident-centric services and care as well as engaging programming operating 72 housing communities in 18 states with an aggregate capacity of approximately 8,000 residents, including 62 communities which the Company owns and 10 communities that the Company manages on behalf of third parties.

For more information, visit www.sonidaseniorliving.com or connect with the Company on Facebook, Twitter or LinkedIn.

Investor Relations

Jason Finkelstein

Ignition Investor Relations

ir@sonidaliving.com